Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Northern States Power Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	5.05% First Mortgage Bonds due 2035	Rule 457(r)	$600,000,000	99.928%	$599,568,000	0.00015310	$91,793.86

Fees to Be Paid	Debt	5.65% First Mortgage Bonds due 2055	Rule 457(r)	$500,000,000	99.454%	$497,270,000	0.00015310	$76,132.04

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$1,096,838,000		$167,925.90

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$167,925.90

The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price of that offering is $1,096,838,000.